The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated February 19, 2021

March , 2021	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Uncapped Accelerated Barrier Notes Linked to the Lesser Performing of the First Trust NASDAQ® Clean Edge® Green Energy Index Fund and the Invesco Solar ETF due March 5, 2026

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek an uncapped return of at least 1.20 times any appreciation of the lesser performing of the First Trust NASDAQ® Clean Edge® Green Energy Index Fund and the Invesco Solar ETF, which we refer to as the Funds, at maturity.
•	Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their principal amount at maturity.
•	Despite their names, there is no guarantee that either Fund will provide exposure to companies that exhibit positive or favorable clean energy characteristics. If the clean energy characteristics of either Fund is a factor in your decision to invest in notes, you should consult with your legal or other advisers before making an investment in the notes.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Payments on the notes are not linked to a basket composed of the Funds. Payments on the notes are linked to the performance of each of the Funds individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about March 1, 2021 and are expected to settle on or about March 4, 2021.
•	CUSIP: 48132R6W5

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $25.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $889.40 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $850.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-II dated November 4, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Funds: The First Trust NASDAQ® Clean Edge® Green Energy Index Fund (Bloomberg ticker: QCLN) and the Invesco Solar ETF (Bloomberg ticker: TAN)

Upside Leverage Factor: At least 1.20 (to be provided in the pricing supplement)

Barrier Amount: With respect to each Fund, 60.00% of its Initial Value

Pricing Date: On or about March 1, 2021

Original Issue Date (Settlement Date): On or about March 4, 2021

Observation Date*: March 2, 2026

Maturity Date*: March 5, 2026

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

If the Final Value of each Fund is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Fund Return × Upside Leverage Factor)

If the Final Value of either Fund is equal to or less than its Initial Value but the Final Value of each Fund is greater than or equal to its Barrier Amount, you will receive the principal amount of your notes at maturity.

If the Final Value of either Fund is less than its Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Fund Return)

If the Final Value of either Fund is less than its Barrier Amount, you will lose more than 40.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Lesser Performing Fund: The Fund with the Lesser Performing Fund Return

Lesser Performing Fund Return: The lower of the Fund Returns of the Funds

Fund Return:

With respect to each Fund,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Fund, the closing price of one share of that Fund on the Pricing Date

Final Value: With respect to each Fund, the closing price of one share of that Fund on the Observation Date

Share Adjustment Factor: With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing price of one share of that Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment Factor of each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

PS-1 | Structured Investments Uncapped Accelerated Barrier Notes Linked to the Lesser Performing of the First Trust NASDAQ® Clean Edge® Green Energy Index Fund and the Invesco Solar ETF

Hypothetical Payout Profile

The following table and graph illustrate the hypothetical total return and payment at maturity on the notes linked to two hypothetical Funds. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns and payments set forth below assume the following:

•	an Initial Value for the Lesser Performing Fund of $100.00;
•	an Upside Leverage Factor of 1.20; and
•	a Barrier Amount for the Lesser Performing Fund of $60.00 (equal to 60.00% of its hypothetical Initial Value).

The hypothetical Initial Value of the Lesser Performing Fund of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value of either Fund. The actual Initial Value of each Fund will be the closing price of one share of that Fund on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing prices of one share of each Fund, please see the historical information set forth under “The Funds” in this pricing supplement.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and graph have been rounded for ease of analysis.

Final Value of the Lesser Performing Fund	Lesser Performing Fund Return	Total Return on the Notes	Payment at Maturity
$165.00	65.00%	78.00%	$1,780.00
$150.00	50.00%	60.00%	$1,600.00
$140.00	40.00%	48.00%	$1,480.00
$130.00	30.00%	36.00%	$1,360.00
$120.00	20.00%	24.00%	$1,240.00
$110.00	10.00%	12.00%	$1,120.00
$105.00	5.00%	6.00%	$1,060.00
$101.00	1.00%	1.20%	$1,012.00
$100.00	0.00%	0.00%	$1,000.00
$90.00	-10.00%	0.00%	$1,000.00
$80.00	-20.00%	0.00%	$1,000.00
$70.00	-30.00%	0.00%	$1,000.00
$60.00	-40.00%	0.00%	$1,000.00
$59.99	-40.01%	-40.01%	$599.90
$50.00	-50.00%	-50.00%	$500.00
$40.00	-60.00%	-60.00%	$400.00
$30.00	-70.00%	-70.00%	$300.00
$20.00	-80.00%	-80.00%	$200.00
$10.00	-90.00%	-90.00%	$100.00
$0.00	-100.00%	-100.00%	$0.00

PS-2 | Structured Investments Uncapped Accelerated Barrier Notes Linked to the Lesser Performing of the First Trust NASDAQ® Clean Edge® Green Energy Index Fund and the Invesco Solar ETF

The following graph demonstrates the hypothetical payments at maturity on the notes for a sub-set of Lesser Performing Fund Returns detailed in the table above (-80% to 50%). There can be no assurance that the performance of the Lesser Performing Fund will result in the return of any of your principal amount.

How the Notes Work

Upside Scenario:

If the Final Value of each Fund is greater than its Initial Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Lesser Performing Fund Return times the Upside Leverage Factor of at least 1.20.

•	Assuming a hypothetical Upside Leverage Factor of 1.20, if the closing price of one share of the Lesser Performing Fund increases 10.00%, investors will receive at maturity a 12.00% return, or $1,120.00 per $1,000 principal amount note.

Par Scenario:

If the Final Value of either Fund is equal to or less than its Initial Value but the Final Value of each Fund is greater than or equal to its Barrier Amount of 60.00% of its Initial Value, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

If the Final Value of either Fund is less than its Barrier Amount of 60.00% of its Initial Value, investors will lose 1% of the principal amount of their notes for every 1% that the Final Value of the Lesser Performing Fund is less than its Initial Value.

•	For example, if the closing price of one share of the Lesser Performing Fund declines 60.00%, investors will lose 60.00% of their principal amount and receive only $400.00 per $1,000 principal amount note at maturity.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the Final Value of either Fund is less than its Barrier Amount, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Lesser Performing Fund is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 40.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

PS-3 | Structured Investments Uncapped Accelerated Barrier Notes Linked to the Lesser Performing of the First Trust NASDAQ® Clean Edge® Green Energy Index Fund and the Invesco Solar ETF

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF ONE SHARE OF EACH FUND —

Payments on the notes are not linked to a basket composed of the Funds and are contingent upon the performance of each individual Fund. Poor performance by either of the Funds over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Fund.

•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LESSER PERFORMING FUND.
•	THE BENEFIT PROVIDED BY THE BARRIER AMOUNT MAY TERMINATE ON THE OBSERVATION DATE —

If the Final Value of either Fund is less than its Barrier Amount, the benefit provided by the Barrier Amount will terminate and you will be fully exposed to any depreciation of the Lesser Performing Fund.

•	THE NOTES DO NOT PAY INTEREST.
•	YOU WILL NOT RECEIVE DIVIDENDS ON EITHER FUND OR THE SECURITIES HELD BY EITHER FUND OR HAVE ANY RIGHTS WITH RESPECT TO EITHER FUND OR THOSE SECURITIES.
•	THE RISK OF THE CLOSING PRICE OF ONE SHARE OF A FUND FALLING BELOW ITS BARRIER AMOUNT IS GREATER IF THE PRICE OF ONE SHARE OF THAT FUND IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Upside Leverage Factor.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are

PS-4 | Structured Investments Uncapped Accelerated Barrier Notes Linked to the Lesser Performing of the First Trust NASDAQ® Clean Edge® Green Energy Index Fund and the Invesco Solar ETF

included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of one share of the Funds. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Funds

•	THERE ARE RISKS ASSOCIATED WITH THE FUNDS —

The Funds are subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the shares of the Funds and, consequently, the value of the notes.

•	THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —

Each Fund does not fully replicate its Underlying Index (as defined under “The Funds” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of each Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying a Fund (such as mergers and spin-offs) may impact the variance between the performances of that Fund and its

PS-5 | Structured Investments Uncapped Accelerated Barrier Notes Linked to the Lesser Performing of the First Trust NASDAQ® Clean Edge® Green Energy Index Fund and the Invesco Solar ETF

Underlying Index. Finally, because the shares of each Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund.

During periods of market volatility, securities underlying each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund. As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	RISKS ASSOCIATED WITH THE CLEAN ENERGY SECTOR WITH RESPECT TO First Trust NASDAQ® Clean Edge® Green Energy Index Fund —

All or substantially all of the equity securities held by the First Trust NASDAQ® Clean Edge® Green Energy Index Fund are issued by companies whose primary line of business is directly associated with the clean energy sector.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.  Renewable and alternative energy companies can be significantly affected by the following factors: obsolescence of existing technology, short product cycles, legislation resulting in more strict government regulations and enforcement policies, fluctuations in energy prices and supply and demand of alternative energy fuels, energy conservation, the success of exploration projects, the supply of and demand for oil and gas, world events and economic conditions. In addition, shares of clean energy companies have been significantly more volatile than shares of companies operating in other more established industries and the securities included in the First Trust NASDAQ® Clean Edge® Green Energy Index Fund may be subject to sharp price declines. This sector is relatively nascent and under-researched in comparison to more established and mature sectors, and should therefore be regarded as having greater investment risk. These factors could affect the clean energy sector and could affect the value of the equity securities held by the First Trust NASDAQ® Clean Edge® Green Energy Index Fund and the price of the First Trust NASDAQ® Clean Edge® Green Energy Index Fund during the term of the notes, which may adversely affect the value of your notes.

•	RISKS ASSOCIATED WITH THE SOLAR INDUSTRY WITH RESPECT TO THE INVESCO SOLAR ETF —

All or substantially all of the equity securities held by the Invesco Solar ETF are issued by companies whose primary line of business is directly associated with the solar industry.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. The value of stocks that comprise the energy sector and the prices of energy may decline. The alternative energy industry can be significantly affected by obsolescence of existing technology, short product lifecycles, falling prices and profits, competition from new market entrants and general economic conditions. This industry can also be significantly affected by fluctuations in energy prices and supply and demand of alternative energy fuels, energy conservation, the success of exploration projects, tax incentives, subsidies and other government regulations and policies. Companies in this industry may be adversely affected by commodity price volatility, changes in exchange rates, imposition of import controls, availability of certain inputs and materials required for production, depletion of resources, technological developments and labor relations. Recently, the price of oil has declined significantly and experienced significant volatility, which may materially impact companies operating in the solar energy sector. Shares of companies involved in the solar energy sector have historically been more volatile than shares of companies operating in more established industries.  These factors could affect the solar industry and could affect the value of the equity securities held by the Invesco Solar ETF and the price of the Invesco Solar ETF during the term of the notes, which may adversely affect the value of your notes.

•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH MID-SIZE, SMALL AND MICRO-CAPITALIZATION STOCKS —

Some of the equity securities held by the Funds have been issued by mid-size, small or, with respect to the Invesco Solar ETF, micro-capitalization companies. Mid-size, small and micro-capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Mid-size, small and micro-capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•	NON-U.S. SECURITIES RISK —

Some of the equity securities held by the Funds have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries and/or the securities markets in the home

PS-6 | Structured Investments Uncapped Accelerated Barrier Notes Linked to the Lesser Performing of the First Trust NASDAQ® Clean Edge® Green Energy Index Fund and the Invesco Solar ETF

countries of the issuers of those non-U.S. equity securities.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•	EMERGING MARKETS RISK WITH RESPECT TO THE INVESCO SOLAR ETF —

Some of the equity securities held by the Invesco Solar ETF have been issued by non-U.S. companies located in emerging markets countries.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE INVESCO SOLAR ETF —

Because the prices of the non-U.S. equity securities held by the Invesco Solar ETF are converted into U.S. dollars for purposes of calculating the net asset value of the Invesco Solar ETF, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the non-U.S. equity securities held by the Invesco Solar ETF trade.  Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Invesco Solar ETF denominated in each of those currencies.  If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Invesco Solar ETF will be adversely affected and any payment on the notes may be reduced.

•	RECENT EXECUTIVE ORDERS MAY ADVERSELY AFFECT THE PERFORMANCE OF THE INVESCO SOLAR ETF —

Pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in, or possession of, publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to, those securities.  If the issuer of any of the equity securities held by the Invesco Solar ETF is in the future designated as such a prohibited company, the value of that company may be adversely affected, perhaps significantly, which would adversely affect the performance of the Invesco Solar ETF.  In addition, under these circumstances, each of the sponsor of the Underlying Index for the Invesco Solar ETF and the Invesco Solar ETF is expected to remove the equity securities of that company from that Underlying Index and the Invesco Solar ETF, respectively.  Any changes to the composition of the Invesco Solar ETF in response to these executive orders could adversely affect the performance of the Invesco Solar ETF.

•	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

PS-7 | Structured Investments Uncapped Accelerated Barrier Notes Linked to the Lesser Performing of the First Trust NASDAQ® Clean Edge® Green Energy Index Fund and the Invesco Solar ETF

The Funds

The First Trust NASDAQ® Clean Edge® Green Energy Index Fund is an exchange-traded fund of First Trust Exchange-Traded Fund, a registered investment company, that seeks to track the investment results that correspond generally to the price and yield (before fees and expenses) of an equity index called the NASDAQ Clean Edge Green Energy Index™, which we refer to as the Underlying Index with respect to the First Trust NASDAQ® Clean Edge® Green Energy Index Fund. The NASDAQ Clean Edge Green Energy Index™ is a modified market capitalization-weighted index that is designed to track the performance of companies that are manufacturers, developers, distributors, and/or installer of clean-energy technologies, as classified by Clean Edge, Inc. For additional information about the First Trust NASDAQ® Clean Edge® Green Energy Index Fund, see Annex A in this pricing supplement.

The Invesco Solar ETF is an exchange-traded fund of Invesco Exchange-Traded Fund Trust II, a registered investment company, that seeks to track the investment results (before fees and expenses) of the MAC Global Solar Energy Index, which we refer to as the Underlying Index with respect to the Invesco Solar ETF. The MAC Global Solar Energy Index is a modified market capitalization-weighted index that is designed to track the global solar energy equity sector. For additional information about the Invesco Solar ETF, see Annex B in this pricing supplement.

Despite their names, there is no guarantee that either Fund will provide exposure to companies that exhibit positive or favorable clean energy characteristics. If the clean energy characteristics of either Fund is a factor in your decision to invest in notes, you should consult with your legal or other advisers before making an investment in the notes.

Historical Information

The following graphs set forth the historical performance of each Fund based on the weekly historical closing prices of one share of each Fund from January 8, 2016 through February 12, 2021. The closing price of one share of the First Trust NASDAQ® Clean Edge® Green Energy Index Fund on February 18, 2021 was $78.09. The closing price of one share of the Invesco Solar ETF on February 18, 2021 was $108.29. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices above and below may have been adjusted by Bloomberg for actions taken by the Funds, such as stock splits.

The historical closing prices of one share of each Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of either Fund on the Pricing Date or the Observation Date. There can be no assurance that the performance of the Funds will result in the return of any of your principal amount.

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Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the notes. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes.  Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal

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income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a

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profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Funds” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

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Annex A

The First Trust NASDAQ® Clean Edge® Green Energy Index Fund

All information contained in this pricing supplement regarding the First Trust NASDAQ® Clean Edge® Green Energy Index Fund (the “QCLN Fund”) has been from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, First Trust Exchange-Traded Fund and First Trust Advisors L.P. (“First Trust”). First Trust is currently the investment advisor to the QCLN Fund. The QCLN Fund is an exchange-traded fund that trades on The NASDAQ Stock Market under the ticker symbol “QCLN.”

The QCLN Fund seeks investment results that correspond generally to the price and yield (before fees and expenses) of an equity index called the NASDAQ Clean Edge Green Energy Index™. For additional information about the NASDAQ Clean Edge Green Energy Index™, see “— The NASDAQ Clean Edge Green Energy Index™” below.

The QCLN Fund uses an indexing investment approach to attempt to replicate, before fees and expenses, the performance of the NASDAQ Clean Edge Green Energy Index™. The QCLN Fund will generally employ a full replication strategy, meaning that it will normally invest in all of the securities composing the NASDAQ Clean Edge Green Energy Index™ in proportion to their weightings in the NASDAQ Clean Edge Green Energy Index™. However, under various circumstances, full replication of the NASDAQ Clean Edge Green Energy Index™ may not be possible or practicable. In those circumstances, the QCLN Fund may purchase a sample of securities in the NASDAQ Clean Edge Green Energy Index™. There may also be instances in which First Trust may choose to overweight certain securities in the NASDAQ Clean Edge Green Energy Index™, purchase securities not in the NASDAQ Clean Edge Green Energy Index™ which First Trust believes are appropriate to substitute for certain securities in the NASDAQ Clean Edge Green Energy Index™, use futures or derivative instruments or utilize various combinations of the above techniques in seeking to track the NASDAQ Clean Edge Green Energy Index™. The QCLN Fund may sell securities that are represented in the NASDAQ Clean Edge Green Energy Index™ in anticipation of their removal from the NASDAQ Clean Edge Green Energy Index™ or purchase securities not represented in the NASDAQ Clean Edge Green Energy Index™ in anticipation of their addition to the NASDAQ Clean Edge Green Energy Index™.

The QCLN Fund’s return may not match the return of the NASDAQ Clean Edge Green Energy Index™ for a number of reasons. The QCLN Fund incurs operating expenses not applicable to the NASDAQ Clean Edge Green Energy Index™, and may incur costs in buying and selling securities, especially when rebalancing the QCLN Fund’s portfolio holdings to reflect changes in the composition of the NASDAQ Clean Edge Green Energy Index™. In addition, the QCLN Fund’s portfolio holdings may not exactly replicate the securities included in the NASDAQ Clean Edge Green Energy Index™ or the ratios between the securities included in the NASDAQ Clean Edge Green Energy Index™.

The First Trust Exchange-Traded Fund is a registered investment company that consists of numerous separate investment portfolios, including the QCLN Fund. Information provided to or filed with the SEC by First Trust Exchange-Traded Fund pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-125751 and 811-21774, respectively, for First Trust Exchange-Traded Fund through the SEC’s website at http://www.sec.gov.

The NASDAQ Clean Edge Green Energy Index™

All information contained in this pricing supplement regarding the NASDAQ Clean Edge Green Energy Index™, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, The Nasdaq Stock Market, Inc. (“Nasdaq”). The NASDAQ Clean Edge Green Energy Index™ was developed, maintained and sponsored by Nasdaq and Clean Edge, Inc. (“Clean Edge” and, together with Nasdaq, the “Index Provider”) and published by Nasdaq. Neither Nasdaq nor Clean Edge has any obligation to continue to publish, and may discontinue publication of, the NASDAQ Clean Edge Green Energy Index™. The NASDAQ Clean Edge Green Energy Index™ is reported by Bloomberg, L.P. under the ticker symbol “CELS.”

The NASDAQ Clean Edge Green Energy Index™ is a modified market capitalization-weighted index that is designed to track the performance of companies that are manufacturers, developers, distributors, and/or installer of clean-energy technologies, as classified by Clean Edge. The NASDAQ Clean Edge Green Energy Index™ began on November 17, 2006 at a base value of 250.00.

The NASDAQ Clean Edge Green Energy Index™ Security Eligibility Criteria

To be eligible for initial inclusion in the NASDAQ Clean Edge Green Energy Index™, a security must meet the following criteria:

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•         the eligible security types generally include common stocks, ordinary shares, American Depositary Receipts, tracking stocks, shares of beneficial interest, and limited partnership interests;

•         one security per issuer is permitted, but if an issuer has multiple securities, the security with the highest three-month average daily trading volume (“ADTV”) will generally be considered for possible inclusion;

•         a security must be listed on The NASDAQ Stock Market, the New York Stock Exchange, NYSE American, or the CBOE Exchange;

•	the security must be classified as a technology manufacturer, developer, distributor and/or installer in one of the following sub-sectors, as defined below by Clean Edge:
o	Advanced Materials (silicon; lithium; bio-based; and/or other materials and processes that enable clean-energy and low-carbon technologies);
o	Energy Intelligence (conservation; efficiency; smart meters; energy management systems; LEDs; smart grid; superconductors; power controls; etc.);
o	Energy Storage & Conversion (advanced batteries; power conversion; electric vehicles; hybrid drivetrains; hydrogen; fuel cells for stationary, portable, and transportation applications; etc.); or
o	Renewable Electricity Generation (solar; wind; geothermal; water power; etc.);

•         a security must have a demonstrated ability to capture the potential of the clean-energy sector by receiving a majority (50% or more) of its revenue from clean-energy and low-carbon activities, or, in the case where a constituent has multiple business units and revenue streams, have substantial exposure to the clean-energy and low-carbon sector, as determined by Clean Edge;

•         the issuer of each security must have a minimum market capitalization of $150 million;

•         each security must have a three-month ADTV of at least 100,000 shares (measured over the three calendar months ending with the month that includes the reconstitution reference date (as defined below)); and

•         each security must have a closing price of at least $1.00 as of the reconstitution reference date.

If, at reconstitution, Nasdaq becomes aware that an issuer or security will soon undergo a fundamental change that makes it ineligible, Nasdaq will remove the security from consideration. This includes entering into a definitive merger or acquisition agreement or other pending arrangement that would make it ineligible for NASDAQ Clean Edge Green Energy Index™ inclusion, or a filing of bankruptcy or similar protection from creditors.

NASDAQ Clean Edge Green Energy Index™ Constituent Selection

All securities that meet the applicable eligibility criteria are included in the NASDAQ Clean Edge Green Energy Index™.

NASDAQ Clean Edge Green Energy Index™ Reconstitution

The NASDAQ Clean Edge Green Energy Index™ selects constituents semi-annually in March and September. The security eligibility criteria are applied using market data as of the end of February and August, respectively (each, a “reconstitution reference date”). The NASDAQ Clean Edge Green Energy Index™ reconstitution changes are announced in early March and September. NASDAQ Clean Edge Green Energy Index™ reconstitution changes become effective at market open on the trading day after the third Friday in March and September, respectively.

NASDAQ Clean Edge Green Energy Index™ Rebalance

The NASDAQ Clean Edge Green Energy Index™ is rebalanced on a quarterly basis in March, June, September and December. The NASDAQ Clean Edge Green Energy Index™ rebalancing uses market data as of the end of February, August and November, respectively. NASDAQ Clean Edge Green Energy Index™ rebalancing changes are announced in early March, June, September and December. NASDAQ Clean Edge Green Energy Index™ rebalancing changes become effective at market open on the trading day after the third Friday in March, June, September and December, respectively.

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NASDAQ Clean Edge Green Energy Index™ Weight Adjustments

The NASDAQ Clean Edge Green Energy Index™ employs a two-stage weight adjustment scheme. The initial weights of the NASDAQ Clean Edge Green Energy Index™ securities are determined by dividing each security’s market capitalization by the aggregate market capitalization of all securities included in the NASDAQ Clean Edge Green Energy Index™.

•	Stage 1: Initial index weights are adjusted to meet the following constraint, producing the Stage 1 weights:
o	No index security weight may exceed 8%.
•	Stage 2: Stage 1 weights are adjusted to meet the following Stage 2 constraints, producing the final weights:
o	For index securities with the five largest market capitalizations, Stage 1 weights are maintained.
o	For all other index securities, no weight may exceed 4%.
•	The final weights meet the following constraints:
o	No index security weight may exceed 8% of the NASDAQ Clean Edge Green Energy Index™, five index securities may exceed 4%.

NASDAQ Clean Edge Green Energy Index™ Calculation

At any moment in time, the value of the NASDAQ Clean Edge Green Energy Index™ equals the aggregate value of the then-current NASDAQ Clean Edge Green Energy Index™ share weights of each of the NASDAQ Clean Edge Green Energy Index™ component securities, which are based on the total shares outstanding of each such NASDAQ Clean Edge Green Energy Index™ component security, multiplied by each such security’s respective last sale price on The NASDAQ Stock Market (which may be the official closing price published by The NASDAQ Stock Market), as adjusted by the weighting adjustment scheme described under “— NASDAQ Clean Edge Green Energy index™ Weight Adjustments” above, and divided by a scaling factor (the “Divisor”), which becomes the basis for the reported NASDAQ Clean Edge Green Energy Index™ value. The Divisor serves the purpose of scaling such aggregate value to a lower order of magnitude which is recommended for NASDAQ Clean Edge Green Energy Index™ reporting purposes.

NASDAQ Clean Edge Green Energy Index™ Maintenance

Deletion Policy

If, at any time during the year other than the NASDAQ Clean Edge Green Energy Index™ reconstitution(s), a NASDAQ Clean Edge Green Energy Index™ security no longer meets the eligibility criteria, or is otherwise determined to have become ineligible for inclusion in the NASDAQ Clean Edge Green Energy Index™, it is removed from the NASDAQ Clean Edge Green Energy Index™. This includes circumstances where a NASDAQ Clean Edge Green Energy Index™ security is determined to be ineligible for continued inclusion in the NASDAQ Clean Edge Green Energy Index™ due to bankruptcy, delisting, or a definitive agreement that would likely result in the security no longer being NASDAQ Clean Edge Green Energy Index™ eligible.

Replacement Policy

NASDAQ Clean Edge Green Energy Index™ securities deleted at any time during the year other than the NASDAQ Clean Edge Green Energy Index™ reconstitution(s) are not replaced.

Corporate Actions

In the interim periods between scheduled index reconstitution events, individual NASDAQ Clean Edge Green Energy Index™ securities may be the subject to a variety of corporate actions and events that require maintenance and adjustments to the NASDAQ Clean Edge Green Energy Index™. With the exception of certain corporate events, NASDAQ Clean Edge Green Energy Index™ securities are adjusted for corporate actions prior to market open on the effective date, ex-date, ex-dividend date or ex-distribution date of a given corporate action/event. In the absence of one of those dates, there will be no adjustment to the NASDAQ Clean Edge Green Energy Index™ for such corporate action.

Index share adjustments

Changes in the price and/or index shares driven by corporate events such as stock dividends, stock splits and certain spin-offs and rights issuances are adjusted on the ex-date.

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If a change in total shares outstanding (“TSO”) arising from other corporate events is greater than or equal to 10%, an adjustment to index shares is made as soon as practicable after being sufficiently verified. If the change in TSO is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. The index shares are adjusted by the same percentage amount by which the TSO has changed.

NASDAQ Clean Edge Green Energy Index™ Governance

The Nasdaq Index Management Committee (the “Nasdaq Index Committee”) approves all new index methodologies applicable to the NASDAQ Clean Edge Green Energy Index™. The Nasdaq Index Committee is composed of full-time professional members of Nasdaq. The Nasdaq Index Committee meets regularly, and reviews items including, but not limited to, pending corporate actions that may affect the NASDAQ Clean Edge Green Energy Index™ constituents, statistics comparing the composition of the NASDAQ Clean Edge Green Energy Index™ to the market, securities that are being considered as candidates for addition to the NASDAQ Clean Edge Green Energy Index™, and any significant market events.

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Annex B

The Invesco Solar ETF

All information contained in this document regarding the Invesco Solar ETF (the “Solar Fund”) has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Invesco Exchange-Traded Fund Trust II (the “Invesco Trust”) and Invesco Capital Management LLC (“Invesco”). Invesco is currently the investment adviser to the Solar Fund. The Solar Fund is an exchange-traded fund that trades on NYSE Arca, Inc. under the ticker symbol “TAN.”

The Solar Fund seeks to track the investment results (before fees and expenses) of the MAC Global Solar Energy Index. For additional information about the MAC Global Solar Energy Index , see “— The MAC Global Solar Energy Index” below.

The Solar Fund uses an “indexing” investment approach to seek to track the investment results, before fees and expenses, of the MAC Global Solar Energy Index. The Solar Fund employs a “full replication” methodology in seeking to track the MAC Global Solar Energy Index, meaning that it generally invests in all of the securities (including American Depositary receipts) composing the MAC Global Solar Energy Index in proportion to their weightings in the MAC Global Solar Energy Index. However, under various circumstances, it may not be possible or practicable to purchase all of those securities in those same weightings. In those circumstances, the Solar Fund may purchase a sample of securities in the MAC Global Solar Energy Index. A “sampling” methodology means that Invesco uses quantitative analysis to select securities from the MAC Global Solar Energy Index universe to obtain a representative sample of securities that have, in the aggregate, investment characteristics similar to the MAC Global Solar Energy Index in terms of key risk factors, performance attributes and other characteristics. These include industry weightings, market capitalization, return variability, earnings valuation, yield and other financial characteristics of securities. When employing a sampling methodology, Invesco bases the quantity of holdings in the Solar Fund on a number of factors, including asset size of the Solar Fund, and generally expects the Solar Fund to hold less than the total number of securities in the MAC Global Solar Energy Index. However, Invesco reserves the right to invest the Solar Fund in as many securities as it believes necessary to achieve the Solar Fund’s investment objective.

The Solar Fund’s return may not match the return of the MAC Global Solar Energy Index for a number of reasons. For example, the Solar Fund incurs operating expenses not applicable to the MAC Global Solar Energy Index and incurs costs in buying and selling securities, especially when rebalancing the Solar Fund’s securities holdings to reflect changes in the composition of the MAC Global Solar Energy Index. In addition, the performance of the Solar Fund and the MAC Global Solar Energy Index may vary due to asset valuation differences and differences between the Solar Fund’s portfolio and the MAC Global Solar Energy Index resulting from legal restrictions, cost or liquidity constraints.

The Invesco Trust is a registered investment company that consists of numerous separate investment portfolios, including the Solar Fund. Information provided to or filed with the SEC by the Invesco Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-138490 and 811-21977, respectively, through the SEC’s website at http://www.sec.gov.

The MAC Global Solar Energy Index

All information contained in this pricing supplement regarding the MAC Global Solar Energy Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, MAC Indexing, LLC (“MAC Indexing”). The MAC Global Solar Energy Index was developed by MAC Indexing and is calculated, maintained and published by S&P Opco, LLC, a subsidiary of S&P Dow Jones Indices LLC (“S&P Dow Jones”). Neither MAC Indexing nor S&P Dow Jones has any obligation to continue to publish, and may discontinue publication of, the MAC Global Solar Energy Index. The MAC Global Solar Energy Index is reported by Bloomberg, L.P. under the ticker symbol “SUNIDX.”

The MAC Global Solar Energy Index is a modified market capitalization-weighted index that is designed to track the global solar energy equity sector. The MAC Global Solar Energy Index includes companies listed on exchanges in specified countries that derive a significant amount of their revenues from solar business activities.

The MAC Global Solar Energy Index Construction

In order to be eligible for inclusion in the MAC Global Solar Energy Index, constituent stocks must be listed on an exchange in one of the following countries: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom or the United States, and

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effective March 2021, the following countries will be added to the list of countries in which constituent stocks must be listed: Israel, Luxembourg, South Korea and Taiwan.

The MAC Global Solar Energy Index selects stocks based upon the relative importance of solar power within the company’s business model. Segment revenue is the primary metric used for determining a company’s solar exposure if available, but other metrics may be used for determining solar exposure depending on availability, such as EBITDA, net income, earnings, balance sheet, portfolio holdings, cash flow, cash available for distribution, solar electricity capacity or production in energy terms or other relevant metrics.

Companies that qualify for inclusion in the MAC Global Solar Energy Index must derive a significant portion of their revenue, or other relevant metric, from operating in the following business segments of the solar industry: solar power equipment producers including ancillary or enabling products such as tracking systems, inverters, batteries, or other energy storage systems; suppliers of raw materials, components or services to solar producers or developers; companies that produce solar equipment fabrication systems; companies involved in solar power system installation, development, integration, maintenance, or finance; companies that produce hydrogen using solar energy; companies that provide solar-powered charging systems for electric vehicles or other electric devices; companies selling systems that use solar thermal energy to produce heat or electricity; or companies that sell electricity derived from solar power.

To determine whether solar power is a significant component of a company’s business, MAC Indexing uses the following process:

All publicly-traded companies with any connection to the solar industry, and are listed in one of the countries specified above, are identified by company description database searches and bottom-up industry research of publicly available information and databases. Based on a review of the company’s public filings and company description, companies that are identified through the initial search are put into groups:

•	Pure-Play Group — Companies that generate in excess of two thirds of their revenue from solar related business are considered to have their primary business in the solar industry and are placed in the Pure-Play Group. These are assigned an “Exposure Factor” of 1.0.
•	Medium-Play Group — Companies that operate in multiple industries but have significant exposure to the solar industry — defined as generating less than approximately two thirds but more than approximately one third of their revenue from solar related business — are placed in the Medium-Play Group. These are assigned an Exposure Factor of 0.5.
•	Eliminated Group — Companies with marginal exposure to the solar industry — defined as generating less than approximately one third of their revenue from solar related business — are eliminated from consideration as a MAC Global Solar Energy Index constituent.

From the securities in the Pure-Play Group and Medium-Play Group, securities eligible for inclusion in the MAC Global Solar Energy Index that are not existing constituents of the MAC Global Solar Energy Index must be listed on an exchange in a country specified above, have a minimum float-adjusted market capitalization greater than or equal to $150 million at the reference date preceding each rebalance and have a minimum one month average daily trading value of $750,000 at the reference date preceding each rebalance. Securities in the Pure-Play Group or Medium-Play Group that do not meet these criteria are excluded from consideration as a MAC Global Solar Energy Index constituent. Securities that are already in the MAC Global Solar Energy Index are not subject to the minimum market capitalization and trading value to remain constituents of the MAC Global Solar Energy Index.

The MAC Global Solar Energy Index Weight Adjustments

The weighting of MAC Global Solar Energy Index constituents on the rebalance date is determined as follows:

•	The float-adjusted market capitalization for each security is multiplied by its Exposure Factor of either 1.0 or 0.5, meaning the market capitalization for the securities in the Pure-Play Group is taken at full value and for the Medium-Play Group is reduced by one half.
•	The resulting adjusted market capitalizations are used to create a standard market-capitalization-weighted index with raw weighting factors.
PS-17 | Structured Investments Uncapped Accelerated Barrier Notes Linked to the Lesser Performing of the First Trust NASDAQ® Clean Edge® Green Energy Index Fund and the Invesco Solar ETF

•	If necessary, the raw weighting factors are modified through a weighting-gap rebalancing algorithm to ensure that, at the time of rebalance, no security in the MAC Global Solar Energy Index has an individual weighting greater than 10% and that the aggregate weighting of securities in the MAC Global Solar Energy Index with individual weightings of more than 4.5% is no more than 45.0% of the total MAC Global Solar Energy Index. The weighting-gap rebalancing algorithm progressively reduces the weighting gap between adjacent securities, as ranked by their raw weighting factors, on a proportional basis, until the weighting parameters specified above are met. MAC Indexing may adjust the weights to account for liquidity, solar exposure, ownership, or diversification factors. The MAC Global Solar Energy Index in addition follows an “80% investment policy” whereby at least 80% of the combined weight of the MAC Global Solar Energy Index constituents must be represented by companies that derive at least 50% of their revenues from the solar industry. Stocks with less than 50% solar revenue will either be dropped from the MAC Global Solar Energy Index, not included in the MAC Global Solar Energy Index or have a weight adjustment to the extent necessary to comply with this policy.

The MAC Global Solar Energy Index Maintenance

If a MAC Global Solar Energy Index constituent is determined to be delisted; illiquid; in bankruptcy or debt restructuring proceedings; acquired; or in extreme legal, regulatory or financial distress, that constituent may be removed from the MAC Global Solar Energy Index effective immediately and the stock will not be replaced. A MAC Global Solar Energy Index constituent that is under a trading halt or suspension will be reviewed on an ongoing basis for possible deletion. A spin-off from an existing MAC Global Solar Energy Index constituent will automatically be included in the MAC Global Solar Energy Index if it meets the standard MAC Global Solar Energy Index criteria but will be dropped from the MAC Global Solar Energy Index as soon as is reasonably practicable if the spun-off company does not meet the standard MAC Global Solar Energy Index constituent criteria.

A company that recently completed an initial public offering and that meets the criteria above can be considered for inclusion in the MAC Global Solar Energy Index only at the time of the quarterly MAC Global Solar Energy Index rebalance, and only after the security has completed at least two months of trading history.

Except in unusual circumstances (including, but not limited to, mergers, spin-offs, delisting, tender offers, or the acquisition or bankruptcy of a company), the MAC Global Solar Energy Index will be rebalanced quarterly on the third Friday of the last month of each calendar quarter, with a reference date for the data being the first business day of the last month of the calendar quarter. At the quarterly MAC Global Solar Energy Index rebalance:

•	securities may be added or deleted as MAC Global Solar Energy Index constituents according to the criteria defined above,
•	the Exposure Factor may be changed based on a shift in a company’s relative exposure to the solar industry, and
•	constituent weightings may be adjusted to reflect a change in the Exposure Factor for a particular stock, the addition or deletion of MAC Global Solar Energy Index constituents and/or the need to meet the specified weighting requirements.
PS-18 | Structured Investments Uncapped Accelerated Barrier Notes Linked to the Lesser Performing of the First Trust NASDAQ® Clean Edge® Green Energy Index Fund and the Invesco Solar ETF